Exhibit 99.1

December 9, 2013
lululemon athletica appoints Laurent Potdevin as chief executive officer

Michael Casey selected to become chairman of the board of directors
VANCOUVER, British Columbia--(BUSINESS WIRE)-- lululemon athletica inc. [NASDAQ:LULU] today announced that its Board of Directors has appointed Laurent Potdevin as the company’s Chief Executive Officer and a member of its Board of Directors. Mr. Potdevin will succeed Christine Day, who has served as the company’s CEO since 2008 and who announced her intention to resign in June 2013. Mr. Potdevin is expected to step into his role as Chief Executive Officer in January 2014, and will become a director when he assumes his duties as CEO. Ms. Day is expected to remain with lululemon through the end of the company’s fiscal year, ensuring a smooth transition.
In addition, Chip Wilson, lululemon’s founder and the Chairman of its Board of Directors, informed the Board of Directors that he is resigning from the position of non-executive Chairman. Mr. Wilson will step down from the role effective prior to the company’s annual meeting in June 2014. The Board has selected Michael Casey, Lead Director of the Board of Directors, as the next Chairman of the Board. Mr. Casey is expected to assume this role upon Mr. Wilson’s resignation. This will allow time for an orderly transition and continuity in lululemon’s leadership structure. Mr. Wilson will retain a seat on the Board of Directors.
“After a thorough search, Laurent emerged as the natural choice to lead our continued growth and global expansion,” said Michael Casey, Lead Director of the lululemon athletica Board of Directors and member of the CEO search committee. “We believe lululemon will benefit from Laurent’s leadership experience and proven track record of success in building global brands. He has more than two decades of experience at premium, technical athletic apparel, and lifestyle-centric retail companies, and his shared passion for driving innovative, community-focused brands makes him an excellent cultural fit for lululemon. Additionally, his deep understanding of the importance of top-quality technical design, retail marketing strategies, and the power of building a strong brand provides him with the tools we believe are necessary to lead our next exciting phase of growth. The Board has full confidence in Laurent and we are all thrilled to welcome him to the lululemon family.”
“I am excited and honored to be joining lululemon,” said Laurent Potdevin. "It is an exceptional brand with an extraordinary team that creates technical, beautiful products, and builds authentic consumer experiences. The tremendous success of this company to date and the potential for future growth are both exciting and inspiring. I look forward to working with everyone at lululemon to continue to build and drive the brand forward.”
Mr. Potdevin comes to lululemon having most recently served as President of TOMS Shoes, a giving company founded on the mission that it would match every pair of shoes purchased with a pair of new shoes given to a child in need. While at TOMS, he built a world class management team, led global expansion, and broadened the company’s strong cultural identity. Prior to TOMS, Mr. Potdevin held numerous positions at Burton Snowboards, the world’s foremost snowboard company, for more than 15 years, including President and CEO from 2005-2010. The business grew significantly under his leadership, expanding across product categories and creating international scale by always focusing on providing the best consumer experience. His earlier roles at Burton included President and COO as well as Director of Operations. Mr. Potdevin began his career in 1991 at LVMH. He received his Masters Degree in Engineering from École Polytechnique Fédérale de Lausanne, Switzerland and his MBA from École Supérieure des Sciences Économiques et Commerciales, Paris, France.

“As we embark on this next stage of growth, we recognize the efforts and accomplishments of those whose work has created the lululemon that we know today. Christine Day has been instrumental in the growth and development of this brand, and she leaves in place one of the strongest business models in the retail industry,” added Michael Casey. “On behalf of the Board and our employees, I would like to thank Christine for her outstanding leadership over the past six years, and her commitment to ensuring an orderly transition as Laurent succeeds her. We also wish to acknowledge the many contributions of our founder, Chip Wilson, whose vision for the business and passion for creating beautiful technical products remain the foundation of the company today.”
“lululemon’s success has always been and will continue to be my highest priority. I am delighted that Laurent will be joining lululemon and believe his talents and experience ideally complement our existing management team. I know he will have a strong impact on the business as he has the vision and leadership capabilities necessary to create and direct its future,” said Chip Wilson, founder of lululemon athletica. “As Laurent joins as CEO, I believe that now is the right time for me to begin to transition out of my role as Chairman of the Board.”
Conference Call:
lululemon will be hosting a conference call at 9:00 a.m. Eastern Time on December 10, 2013 to discuss the announcement. If you would like to participate in the call, please dial (877) 303-3203 approximately 10 minutes prior to the start of the call.
A live web cast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately 2 hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Media contacts:

Kelly Gawlik
Weber Shandwick
(212) 445-8368
kgawlik@webershandwick.com

François Taschereau, ARP
Weber Shandwick
(514) 447-3934
ftaschereau@webershandwick.com